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                                                                    EXHIBIT 23.3

REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
IMPAC Group, Inc.:

The audits of the consolidated financial statements of KFI Holding Corporation and subsidiaries referred to in our report dated February 6, 1998, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial and Other Data--KFI Holding Corporation", "Selected Historical Financial Information and Other Data--KFI Holding Corporation", and "Experts" in the prospectus.


                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
June 9, 1998